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FOR IMMEDIATE RELEASE

DOLLAR GENERAL ANNOUNCES KEY MANAGEMENT APPOINTMENTS

GOODLETTSVILLE, Tenn. – (November 4, 2013) – Dollar General Corporation (NYSE:DG) today announced an enhanced management structure to align the company for continued future growth. In this new structure, Dollar General will be better positioned to improve operational efficiencies and capitalize on the power and scale of the company.

In announcing the executive appointments, Rick Dreiling, chairman and CEO, said, “Dollar General is an exceptional company because of our people. As the company has nearly doubled its sales since 2007, this new reporting structure will allow us to continue to capture growth opportunities ahead of us and effectively leverage our infrastructure while allowing me to focus more of my attention on overall strategy and long-term growth.”

Dollar General announced the following leadership changes, effective immediately:

Todd Vasos, most recently the executive vice president and CMO, has been named chief operating officer with responsibility for Store Operations, Merchandising and Supply Chain. Since joining the company in December 2008, Vasos has demonstrated exceptional vision and leadership while implementing numerous innovative merchandising initiatives key to Dollar General’s growth. Vasos has proven operating success with more than 25 years of experience across multiple retail segments. He served previously as executive vice president and chief operating officer at Longs Drugs, the California-based pharmacy chain acquired by CVS in 2008.  Prior to that, he served as senior vice president and chief merchandising officer at Longs. He also held leadership positions at Eckerd Drug and Phar-Mor Food and Drug. Vasos earned a bachelor’s degree in marketing from Western Carolina University.

David D’Arezzo has joined the company as executive vice president and CMO. D’Arezzo brings more than 30 years of retail and consumer product company experience across merchandising and operations. Most recently, D’Arezzo served as executive vice president and chief operating officer of Grocers Supply and previously served as senior vice president and chief merchandising officer for Duane Reade. D’Arezzo earned a bachelor’s degree in business administration from the University of San Francisco and a master of business administration from The Wharton School at the University of Pennsylvania.

Dreiling continued, "The alignment of our organization across Store Operations, Merchandising and Supply Chain with the promotion of Todd to chief operating officer and the addition of David will create an even stronger management team and position us well for future growth.”

“Dollar General has strong management depth across the organization, which clearly understands our industry, our operations and our people. Now is the perfect time to strengthen that expertise with the addition of David to the team. Having personally experienced the impact he made at Duane Reade, I believe his vision, ability to drive results and deep experience across several industries will provide a unique perspective to Dollar General.”

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for nearly 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With more than 11,000 stores in 40 states, Dollar General has more retail locations than any retailer in America. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

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